Exhibit 10.2

Executive Employment Agreement

This EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of June 13, 2022 (the “Effective Date”), by and between OneSpan North America, Inc. (the “Company”), and Lara Mataac (“you”).

WHEREAS the Company desires to continue to employ you, and you desire to continue to be employed by the Company, as Chief Information Officer, on the terms outlined in this Agreement.

NOW, THEREFORE, in consideration of the mutual undertakings of the parties hereto, the Company and you agree as follows:

ARTICLE I

EMPLOYMENT SERVICES

1.1Term of Employment. The term of your employment under this Agreement shall commence on the Effective Date and continue until the second anniversary of such date (the “Initial Term”), which shall automatically renew on the second and each following anniversary of the Effective Date for successive one (1) year terms (each, a “Successive Term”) (the Initial Term, together with all Successive Terms, if any, are collectively referred to herein as the “Employment Period”), unless either party provides the other party with written notice at least ninety (90) days prior to the expiration of the Initial Term, or any Successive Term, of its or their intent not to renew the Initial Term, or any Successive Term, respectively. The Employment Period may be terminated earlier under the terms of Article III below.

1.2Position and Duties. On the terms and subject to the conditions set forth in this Agreement, commencing on the Effective Date and thereafter during the Employment Period, you shall hold the position of Chief Information Officer or a similar title and shall report to the Chief Executive Officer. You shall perform such duties and responsibilities as are consistent with your position and as may be reasonably assigned to you from time to time. You shall devote your full business time, attention, skill, and energy to the business and affairs of the Company and shall use your reasonable best efforts to perform such responsibilities in a diligent, loyal, and businesslike manner so as to advance the best interests of the Company.

1.3Other Activities. Notwithstanding Section 1.2, you shall be permitted to devote a reasonable amount of time and effort to professional, industry, civic and charitable organizations and managing personal investments but only to the extent that such activities, individually or as a whole, do not materially interfere with the execution of your duties hereunder, or otherwise violate any provision of this Agreement or the Company’s Code of Conduct and Ethics (or similar successor document) as in effect from time to time (the “Code of Conduct”). You shall not become involved in the management of any for-profit corporation, partnership, or other for-profit entity, including serving on the board of directors (or similar governing body) of any such entity, without the prior consent of the Chief Executive Officer; provided, however, that this restriction shall not apply to any affiliate of the Company. You agree to serve without additional compensation as an officer and director of any of the Company’s affiliates if requested by the Company. If you do receive any compensation or other remuneration for such service, the Company may offset it against the amounts due hereunder.

1.4Location. You will perform your services for the Company primarily from your home office, provided that you agree to be reasonably available to travel for business purposes (including to any offices or other premises used by the Company), which may include significant travel, including internationally.

1.5Compliance with Policies. As an employee of the Company, you will be required to comply with all Company written policies and procedures, including the Code of Conduct. Violations of the Company’s policies may lead to immediate termination of your employment. Further, the Company’s premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.

ARTICLE II

COMPENSATION

2.1Base Salary. The Company shall pay you a base salary at a semi-monthly rate of $13,750.00 (annualizing to $330,000) (“Base Salary”), payable in accordance with payroll practices in effect for employees of the Company generally. Base Salary shall be subject to review in accordance with the Company’s normal practice for executive salary review from time to time in effect, and may be increased, but will not be reduced, without your prior consent except for a reduction that is commensurate with and part of a general salary reduction program applicable to all similar level executives of the Company.

2.2Annual Incentive Compensation. During the Employment Period, you will be eligible to participate in an annual bonus plan or program established from time to time by the Company (the “Annual Bonus Plan”) in accordance with the terms and conditions thereof and on the same basis as other executives of the Company. Subject to and in accordance with the terms of the Annual Bonus Plan, you shall be eligible for a target bonus equal to 50% of your Base Salary. Your annual target bonus for 2022 will be prorated for the period from and including the Effective Date through December 31, 2022.

2.3Long-Term Incentive Compensation. During the Employment Period, you shall participate in the Company’s equity incentive plan (currently the 2019 Omnibus Incentive Plan) and any successor thereto (as applicable, the “Long-Term Incentive Plan”) in accordance with the terms and conditions thereof and on the same basis as other senior executives of the Company.

In connection with the commencement of your employment, the Company will award you the following equity grants under the Long-Term Incentive Plan:

(i)a time-based grant (the “Time-Based Grant”) for $300,000 of the Company’s restricted stock units, which will vest in equal semi-annual installments over three years, provided that you remain employed by the Company.

(ii)a performance-based grant for $300,000 of the Company’s restricted stock units (the “Performance Grant”), which will be earned based upon the Company’s achievement against 2022 Company metrics established by the Board or a committee of the Board. Any performance-based restricted stock units earned under the Performance Grant will vest on December 31, 2024, provided that you remain employed by the Company.

The terms and conditions of the Time-Based Grant and the Performance Grant (together, the “Grants”) shall be governed by the Long-Term Incentive Plan and the applicable award agreements.

2.4Employee Benefit Plans. You will be eligible to participate on substantially the same basis as the Company’s other executive officers in any other employee benefit plans offered by the Company, currently including medical, dental, short-term and long-term disability, life insurance, and 401(k) savings plan (in each case, subject to the eligibility requirements of such plans). The Company reserves the right to modify, suspend or discontinue any and all of its employee benefit plans, practices, policies, and programs at any time without recourse by you, so long as the Company takes such action generally with respect to other similarly situated senior executive officers.

2.5Flexible Time-Away Policy. You will participate in the Company’s FlexTime Policy or such successor or replacement program that the Company adopts.

2.6Business Expenses. The Company will reimburse you for all reasonable and necessary business expenses incurred in the performance of services with the Company, according to Company’s policies and upon your presentation of an itemized written statement and such verification as the Company may require, in a manner that complies with Treasury Regulation Section 1.409A-3(i)(1)(iv).

ARTICLE III

TERMINATION OF EMPLOYMENT

3.1Payments on Termination. When your employment ends for any reason, you (or your designated beneficiary, as applicable) will be entitled to receive (in addition to any compensation and benefits you may receive under Section 3.4): (i) any earned but unpaid Base Salary through your termination date, to be paid in accordance with applicable law, (ii) any incentive compensation payment(s) previously approved by the Company’s Board (or a committee of the Board) for the prior calendar year but not yet paid, (iii) unreimbursed business expenses incurred through your termination date in accordance with the Company’s policies for which expenses you have provided or do provide appropriate documentation within the time limits of such policies, to be paid in accordance with Section 409A of the Internal Revenue Code of 1986 (“Section 409A” of the “Code”), and (iv) any amounts or benefits to which you are then entitled under the terms of the benefit plans then sponsored by the Company in accordance with their terms (and not accelerated to the extent acceleration does not satisfy Section 409A). The compensation and other payments described above are the “Accrued Obligations.”

3.2Cessation of Employment by Resignation without Good Reason or on Death or Disability. If your employment ends because of your resignation without Good Reason or as a result of your death or Disability (as defined below), you will not receive compensation or benefits beyond the Accrued Obligations.

3.3Termination By Company for Cause. The Company may terminate your employment for Cause (as defined below) by giving written notice to you designating an immediate or future termination date. Such notice shall indicate the specific provisions of this Agreement relied upon as the basis of such termination. In the event of a termination for Cause, the Company shall provide the Accrued Obligations but no other compensation, except as may be provided in its discretion under the the applicable Restrictive Covenant Agreement (as defined below).

For purposes of this Agreement, “Cause” means:

(i)You materially breach your obligations under this Agreement, the Code of Conduct or an established policy of the Company

(ii)You engage in conduct prohibited by law (other than minor violations), commit an act of dishonesty, fraud, or serious or willful misconduct in connection with your job duties, or engage in unethical or immoral conduct that, in the reasonable judgment of the Company, could injure the integrity, character or reputation of Company;

(iii)You fail or refuse to perform, or habitually neglect, your duties and responsibilities hereunder other than on account of Disability (as defined below), and continue such failure, refusal or neglect after having been given written notice by the Company that specifies what duties you failed to perform and an opportunity to cure of ten days;

(iv)You use or disclose confidential information or trade secrets other than in the furtherance of the Company’s (or its subsidiaries’) business interests, or commit another violation of a fiduciary duty to the Company

(including entering into any transaction or contractual relationship causing diversion of business opportunity from the Company (other than with the prior written consent of the Board)), or otherwise breach either of the Restrictive Covenant Agreements; or

(v)You fail to reasonably cooperate with any audit or investigation involving the Company or its business practices after having been given written notice by the Company that specifies your failure to cooperate and an opportunity to cure of five days.

3.4Termination By Company Without Cause or Termination by You for Good Reason. The Company may terminate your employment without Cause at any time during the Employment Period by giving written notice to you designating an immediate or future termination date.

You may resign from employment during the Employment Period due to:

(i)The Company’s material breach of this Agreement, provided that a change in reporting relationship is not a material breach;

(ii)A reduction in your Base Salary below the Base Salary in effect during the immediately preceding year, unless such reduction is commensurate with and part of a general salary reduction program applicable to all senior executives of the Company or agreed to in writing by you;

(iii)A requirement that you relocate your primary place of work by more than 45 miles (including a requirement that you work primarily at a Company office that is located more than 45 miles from the location of your home office), provided that the travel requirements described in Section 1.4 above will not be treated as a violation of this clause (iii);

(iv)Any material diminution of your authority, duties or responsibilities (provided that a diminution in connection with a Change in Control (as defined below) that results in your having authority, duties, or responsibilities with respect to the business represented by the Company that are reasonably comparable to those in effect before the Change in Control shall not be treated as Good Reason);

(each of which shall constitute “Good Reason” for resignation) and such resignation shall be treated as a termination by you for Good Reason; provided that, (a) you have provided written notice describing such Good Reason in reasonable detail to the Company within 90 days of the initial occurrence of such Good Reason, (b) the Company failed to cure such Good Reason within 30 days of receipt of such written notice from you, and (c) your resignation occurs within 60 days following the end of the cure period; and provided, further, that in the case of clauses (ii) and (iv), an act or omission shall not constitute Good Reason if you have incurred a Disability (as defined below).

Your election to not renew the Initial Term or any Successive Terms pursuant to Section 1.1 shall not be a termination for Good Reason and shall not entitle you to Severance Pay. However, the election by the Company to not renew the Initial Term or any Successive Terms pursuant to Section 1.1 shall be deemed to be a termination without Cause effective as of the termination of the Initial Term or Successive Term as applicable and shall entitle you to Severance Pay as hereinafter provided.

In the event of a termination by the Company without Cause or a termination by you for Good Reason, the Company shall provide your Accrued Obligations. In addition, subject to the requirements set forth in Section 3.7, Section 3.8, and Section 3.9, the Company will provide the following compensation and benefits to you (collectively, the “Severance Pay”):

(a)

An amount equal to 12 months of your then current Base Salary, less applicable withholdings, payable in equal installments on each regularly scheduled payroll pay date during the 12-month period that begins on the first day immediately after the Release Effective Date (as defined in Section 3.7); and

(b)Awards, if any, under the Long-Term Incentive Plan shall be paid in accordance with the terms and conditions of the Long-Term Incentive Plan and the applicable awards;

(c)A prorated portion of your target bonus based on the period during the year in which you were employed, payable in full with the first installment of the salary-based severance; and

(d)If you elect to continue health care coverage, the Company will pay your monthly COBRA premiums as part of your severance benefits until the earliest of (i) 12 months after your last day of employment with the Company; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date your COBRA continuation coverage would terminate in accordance with the provisions of COBRA. Thereafter, medical, dental and vision insurance coverage shall be continued only to the extent required by COBRA and only to the extent you timely pay the premium payments yourself. Notwithstanding the foregoing, the Company may end the payment of premiums earlier (but not your eligibility for COBRA) if it reasonably determines that applicable laws or regulations are reasonably likely to cause the payment of these premiums to trigger taxes or penalties on the Company or other participants or, to the extent you would be taxed on more than the amount of the premiums, to you.

3.5Disability. “Disability” means your being unable to perform your duties to the Company as provided in this Agreement (Section 1.2) for a period of at least 120 continuous days as a result of a mental or physical condition. The Company may terminate your employment for Disability during the Employment Period by giving written notice to you designating a termination date that is at least 30 days after the date of the notice of termination if you do not return to work on a substantially full-time basis within 30 days after notice of termination on account of Disability is provided to you. A return to work of less than 30 continuous days on a substantially full-time basis shall not interrupt a continuous period of Disability.

3.6Change in Control. “Change in Control” has the meaning assigned to such term in the Long-Term Incentive Plan as in effect from time to time. Notwithstanding anything in this Agreement to the contrary, a Change in Control will have occurred only if such change in ownership also constitutes a change in control under Section 409A.

If contemporaneous with or within 18 months after a Change in Control that occurred during the Employment Period (a) the Company terminates your employment without Cause or (b) you terminate your employment for Good Reason, then, provided you comply with the requirements set forth in Section 3.7, Section 3.8, and Section 3.9, you will be eligible to receive the benefits set forth in Section 3.4 above, but the installment payment of the salary-based portion of the Severance Pay will be accelerated and paid within 10 days following the Release Effective Date. The treatment of each of the Grants in connection with a Change in Control is set forth in the applicable award agreements.

3.7Execution of Separation Agreement. As a condition to receiving Severance Pay (whether or not accelerated), you must execute and return to the Company, and not revoke any part of, a general release and waiver of claims against the Company and its officers, directors, stockholders, employees and affiliates with respect to your employment, and other customary terms, on a form provided by the Company on or around your date of employment termination (the “Release”). You must deliver the executed Release within 60 days following your termination (or such shorter period as the Company specifies in providing the Release (which will be provided not more than 15 days after your termination of Employment). The Release will become effective on the date the revocation period of the ADEA Release expires without your revoking the ADEA Release (the “Release Effective Date”). Payment of the Severance Pay will begin (or be made, as applicable) in the first payroll whose cutoff date follows the Release Effective Date, provided that if the 60th day following your termination of employment is in the calendar year subsequent to termination, the payment will not be made earlier than the first business day of such subsequent year unless earlier payment can be made without violation of Section 409A. Any obligation of the Company to provide the Severance Pay shall cease: (i) if you materially breached or breach your contractual obligations to the Company, including those set forth in Article IV or Article V herein, or in the Release or (ii) if, within 90 days after your termination, the Company discovers facts and circumstances that would have justified a termination for Cause during the Employment Period.

3.8Timing of Payments; Section 409A. All payments in a series of payments will be treated for purposes of Section 409A as separate payments. Notwithstanding any other provision of this Agreement, in the event of a payment to be made, or a benefit to be provided, pursuant to this Agreement based upon your “separation from service” (as defined below) for a reason other than death at a time when you are a Specified Employee (as defined below) and such payment or provision of such benefit is not exempt or otherwise permitted under Section 409A without the imposition of any Section 409A Penalty (as defined below), such payment shall not be made, and such benefit shall not be provided, before the earlier of the date which is the first day of the seventh month after your separation from service or 30 days after your death or such later date as is required to permit the Company to reasonably determine the recipient(s) of the payments, but no longer than is permitted by Section 409A. All payments or benefits delayed pursuant to this Section 3.8 shall be aggregated into one lump sum payment to be made as of the Company’s first business day following the first day of the seventh month after your separation from service (or if earlier, as of 30 days after your death or such later date as is described above).

(a)For purposes of this Agreement:

(i)“Separation from service” has the meaning provided under Code Section 409A and Treas. Reg. 1.409A-1(h);

(ii) “Specified Employee” has the meaning given that term in Code Section 409A and Treas. Reg. 1.409A-1(c)(i) as determined in accordance with the Company’s policy for determining Specified Employees; and

(iii) “Section 409A Penalty” means any increase in tax or any other penalty pursuant to Section 409A

(b)This Agreement is intended not to result in the imposition of any Section 409A Penalty and shall be administered, interpreted, and construed in a manner consistent with such intent.

(c)You and the Company agree to cooperate to amend this Agreement from time to time as appropriate to avoid the imposition of any Section 409A Penalty.

(d)In no event shall the Company be required to provide a tax gross-up payment to you with respect to any Section 409A Penalty.

(e)Notwithstanding any provision of this Agreement to the contrary, this Agreement is intended to be exempt from or, in the alternative, comply with Section 409A and the interpretive guidance in effect thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions. The Agreement shall be construed and interpreted in accordance with such intent.

3.9Excess Parachute Payments; No Excise Tax Gross-Up. Notwithstanding any provision of this Agreement to the contrary, if it is determined by the Company’s independent auditors or its counsel that any amount or benefit to be paid or provided under this Agreement or otherwise, whether or not in connection with a Change in Control, would be an “Excess Parachute Payment” within the meaning of Code Section 280G but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement or otherwise will be reduced to the minimum extent necessary (but in no event to less than zero under this Agreement) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Code Section 4999, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes).

The fact that your right to payments or benefits may be reduced by reason of the limitations contained in this Section 3.9 will not of itself limit or otherwise affect any other rights of yours other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 3.9, the Company will effect such reduction by first reducing the lump sum cash payment related to Base Salary (a “Reduction”). In the event that, after such Reduction any payment or benefit intended to be provided under this Agreement or otherwise is still required to be reduced pursuant to this Section 3.9, the Company will effect such reduction by reducing other consideration due to you.

3.10Removal from any Boards and Positions. If your employment ends for any reason under this Agreement, you agree that you are automatically resigning from (i) if a member, the board of directors of any subsidiary or affiliate of the Company or any other board to which you have been appointed or nominated by or on behalf of the Company, (ii) any position with the Company or any subsidiary of the Company, including as an officer of the Company or any of its subsidiaries, and (iii) any fiduciary positions with respect to the Company’s benefit plans.

ARTICLE IV

RESTRICTIVE COVENANTS

4.1Restrictive Covenants. You will be required to execute an Invention and Non-Disclosure Agreement and a Non-Competition and Non-Solicitation Agreement in the forms attached as Exhibit A and Exhibit B, as a condition of your continued employment (together, the “Restrictive Covenant Agreements”).

ARTICLE V

POST-TERMINATION OBLIGATIONS

5.1Return of Company Materials. No later than three business days following the cessation of your employment for any reason, you shall return to the Company all manuals, policies, building keys and passes, parking passes, credit cards, telephone lists or directories, equipment and other assets, and any other property owned by, provided by, prepared on behalf of the Company or purchased with the Company’s funds in your possession or control, including any containing or summarizing Company confidential information. You agree that you will return such property without making or keeping any copies of such property. You further agree that, if you discover after such date any other confidential and proprietary information or property owned by, prepared for, purchased by or provided to you by the Companies, you will immediately return such material to the Company. You will leave intact with, or deliver intact to, the Company all electronic Company documents and internal and external websites including those that you developed or helped to develop during your employment, and destroy or delete any copies of all electronic files or hard copies relating to Company that were in your possession or control, including any that were located on any of your personal computers, cell phones, tablets, or external or cloud storage.

5.2Executive Assistance. During your employment with the Company and for a period of two years after the termination of such employment, you shall, upon reasonable notice, furnish the Company with such information as may be in your possession or control, and cooperate with the Company in any reasonable manner that the Company may request, including conferring with the Company with regard to any litigation, claim, or other dispute in which the Company is or may become a party. Your obligation to cooperate shall be reasonably limited so as not to unreasonably interfere with your other business or personal obligations. The Company shall reimburse you for all reasonable out-of-pocket expenses incurred by you in fulfilling your obligations under this Section 5.2. The Company will make any such reimbursement within 30 days of the date you provide the Company with documentary evidence of such expense consistent with the policies of the Company. The Company will also pay you a reasonable fee per hour for your assistance during the year commencing on the first anniversary of the termination of your employment with the Company. Notwithstanding anything to the contrary, any such reimbursement shall be administered so as to comply with Treasury Regulation Section 1.409A-3(i)(1)(iv).

ARTICLE VI

MISCELLANEOUS

6.1Notices. Any notices, consents or other communications required or permitted to be sent or given hereunder shall be in writing and shall be deemed properly served if (a) delivered personally, in which case the date of such notice shall be the date of delivery; (b) delivered prepaid to a nationally recognized overnight courier service, in which case the date of delivery shall be the next business day; or (c) sent by electronic transmission (with a copy sent by first-class mail), in which case the date of delivery shall be the next business day. If not personally delivered, notice shall be sent using the addresses set forth below:

If to you, to the last address on file in the records of the Company.

If to the Company:

OneSpan

121 West Wacker Drive

20th Floor

Chicago, IL 60601

Attention: General Counsel

or such other address as may hereafter be specified by notice given by either party to the other party. You shall promptly notify the Company of any change in your address set forth on the signature page.

6.2Withholding. The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law, as well as any other amounts due and owing to the Company from you.

6.3Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns; provided that you may not assign any of their rights or obligations under this Agreement without the Company’s prior written consent.

6.4Nonalienation of Benefits. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by you, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

6.5Amendment; Waiver. No failure or delay by the Company or you in enforcing or exercising any right or remedy hereunder will operate as a waiver thereof. No modification, amendment or waiver of this Agreement or consent to any departure by you from any of the terms or conditions thereof, will be effective unless in writing and signed by the Company. Any such waiver or consent will be effective only in the specific instance and for the purpose for which given.

6.6Severability; Survivability. If any term or provision of this Agreement shall be held to be invalid or unenforceable, the remaining terms and provisions hereof shall not be affected thereby and shall be enforced to the fullest extent permitted under law. Your obligations in Articles IV and V shall survive and continue in full force notwithstanding the termination of this Agreement or your employment for any reason.

6.7Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement and may be executed by electronic signature.

6.8Governing Law and Dispute Resolution. This Agreement shall in all respects be subject to, governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without reference to the principles of conflicts of laws thereof. Except as noted below, all disputes arising with respect to your employment relationship, this Agreement, and/or the equity referenced in this letter agreement, including whether the dispute is arbitrable, shall be resolved exclusively through final and binding arbitration in Boston, Massachusetts in accordance with the Employment Rules of the American Arbitration Association then in effect (the “Employment Rules”) and the Federal Arbitration Act, 9 U.S.C. §1 et seq. Neither party will invoke arbitration until after it has given the other party written notice of the dispute and a ten-day period to resolve the dispute. The parties will in good faith attempt to settle any disputes through direct or attorney-led negotiations before participating in an arbitration hearing. Arbitration under this section will require a neutral arbitrator, will permit appropriate and adequate discovery, and will permit the parties to the arbitration to seek relief that would otherwise be available if the matter were brought in an appropriate court with civil jurisdiction over the parties. The Company will pay the entire amount of the arbitration filing fees and related expenses (less any amounts that may be charged to you under the then applicable version of the Employment Rules), including the arbitrator’s fees and costs (but excluding, for the avoidance of doubt, your attorneys’ fees and related costs), for any dispute described in this section, provided that you acknowledge that some or all of the arbitration and arbitrator fees and expenses may be reallocated and charged to you by the arbitrator if a claim or counterclaim was filed by you for purposes of harassment or is patently frivolous (or as otherwise permitted under the Employment Rules). For the avoidance of doubt, this arbitration provision does not apply to any disputes arising under or relating to the Restrictive Covenant Agreements, which shall instead be brought in court and in accordance with the terms thereof.

6.9Construction. The language used in this Agreement will be deemed to be the language chosen by you and the Company to express their mutual intent, and no rule of strict construction will be applied against you or the Company. The heading in this Agreement is for convenience of reference only and will not limit or otherwise affect the meaning of the provision. References to “including” or similar forms are to be read as “including, without limitation” or similar forms other than where the meaning would not make sense.

6.10Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties hereto with regard to the subject matter contained herein, and supersedes all prior agreements, understandings or letters of intent (including without limitation the offer letter dated June 13, 2022 between you and the Company) with regard to the subject matter contained herein between the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by each of the parties hereto.

[Signature Page to Lara Mataac Employment Agreement]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Employment Agreement.

OneSpan North America Inc.

/s/ Lara Mataac	/s/ Tom Aurelio
Signature	Tom Aurelio
Chief People Officer

August 19, 2022	August 19, 2022

ONESPAN NORTH AMERICA, INC.

INVENTION AND NON-DISCLOSURE AGREEMENT

This Invention and Non-Disclosure Agreement (this “Agreement”) is made by and between OneSpan North America, Inc. (hereinafter referred to as the “Company”), and Lara Mataac (“you”).

In consideration of your employment or continued employment by the Company, the Company and you agree as follows:

1.Condition of Employment.

You acknowledge that your employment and/or the continuance of that employment with the Company is contingent upon your agreement to sign and adhere to the provisions of this Agreement. You further acknowledge that the nature of the Company’s business is such that protection of its proprietary and confidential information is critical to the survival and success of the Company’s business.

2.Proprietary and Confidential Information.

(a)You agree that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include discoveries, ideas, inventions, products, product improvements, product enhancements, processes, methods, techniques, negotiation strategies and positions, projects, developments, plans (including business and marketing plans), research data, financial data (including sales costs, profits, pricing methods), personnel data obtained pursuant to your duties and responsibilities, computer programs (including software used pursuant to a license agreement), customer, prospect and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. Except as otherwise permitted by Section 5 below, you will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of your duties as an employee of the Company) without written approval by an officer of the Company, either during or after your employment with the Company, unless and until such Proprietary Information has become public knowledge without your fault; provided that this prohibition does not prevent your use of your general knowledge, education, training and/or experience or generally known or used by persons with the general knowledge, education, training or experience comparable to yours. While employed by the Company, you will use your best efforts to prevent unauthorized publication or disclosure of any of the Company’s Proprietary Information. References to the “Company” in this Agreement include the subsidiaries of, parent of, and companies related to OneSpan North America, Inc.

(b)You agree that all files, documents, letters, memoranda, reports, records, data, sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible or intangible material containing Proprietary Information, whether created by you or others, that come into your custody or possession, shall be and are the exclusive property of the Company to be used by you only in the performance of your duties for the Company and shall not be copied or removed from the Company’s premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in your custody or possession shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) termination of your employment for any reason, provided that electronic materials on personal devices that are merely copies of originals maintained on the Company’s servers or in other Company records may be permanently deleted rather than returned. After such delivery and/or deletion, you shall not retain any such materials or copies thereof or any such tangible property.

(c)You agree that your obligation not to disclose or to use information and materials of the types set forth in Sections 2(a) and 2(b) above, and your obligation to return materials and tangible property, set forth in Section 2(b) above, also extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to you in the course of the Company’s business.

3.Developments.

(a)You have attached hereto, as Exhibit A, a list describing all discoveries, ideas, inventions, improvements, enhancements, processes, methods, techniques, developments, software, and works of authorship, whether patentable or not, which you created, made, conceived or reduced to practice prior to your employment by the Company and that you own, and that are not assigned to the Company hereunder (collectively, “Prior Developments”); or, if no such list is attached, you represent that there are no Prior Developments. You agree not to incorporate any Prior Developments into any Company product, material, process or service without prior written consent of an officer of the Company. If you do incorporate or have incorporated any Prior Development into any Company product, material, process or service, you hereby grant to the Company a non-exclusive, worldwide, perpetual, transferable, irrevocable, royalty-free, fully-paid right and license to make, have made, use, offer for sale, sell, import, reproduce, modify, prepare derivative works, display, perform, transmit, distribute and otherwise exploit such Prior Development and to practice any method related thereto.

(b)You will make full and prompt disclosure to the Company of all discoveries, ideas, inventions, improvements, enhancements, processes, methods, techniques, developments, software, and works of authorship, whether patentable or not, that are created, made, conceived or reduced to practice by you or under your direction or jointly with others during your employment by the Company, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Developments”). You acknowledge that each original work of authorship that you make (solely or jointly with others) within the scope of and during the period of your employment with the Company and that is protectable by copyright is a “work made for hire,” as that term is defined in the United States Copyright Act. You agree to assign and do hereby assign to the Company (or any person or entity designated by the Company) all your rights, titles and interests in and to all Developments (other than Prior Developments listed on Exhibit A, if any) and all related patents, patent applications, copyrights and copyright applications. However, this Section 3(b) shall not apply to Developments that: (a) by law you cannot be required to so assign; and/or (b) do not relate to the business or research and development conducted or planned to be conducted by the Company at the time such Development is created, made, conceived or reduced to practice and that you made and conceived not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information. You understand that, to the extent this Agreement shall be construed in accordance with the laws of any state that precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section 3(b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such classes. You also hereby waive all claims to moral rights in any Developments.

(c)You agree to cooperate with the Company, both during and after your employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. You shall sign all papers, including copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, that the Company may deem necessary or desirable to protect its rights and interests in any Development. You further agree that if the Company is unable, after reasonable effort, to secure your signature on any such papers, after prior written notice has been sent to you at the address on the Company’s personnel records, any executive officer of the Company shall be entitled to execute any such papers as your agent and attorney-in-fact, and you hereby irrevocably designate and appoint each executive officer of the Company as your agent and attorney-in-fact to execute any such papers on your behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

4.Obligations to Third Parties.

You represent that, except as you have disclosed in writing to the Company on Exhibit A attached hereto, you are not bound by the terms of any agreement with any other party (aside from standard employee non-disclosure agreements with previous employers) to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of your employment with the Company, to refrain from competing, directly or indirectly, with the business of any previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. You further represent that your performance of all the terms of this Agreement and the performance of your duties as an employee of the Company do not and will not conflict with or breach any agreement with any prior employer or other party (including any nondisclosure or non-competition agreement), and that you will not disclose to the Company or induce the

Company to use any confidential or proprietary information or material belonging to any previous employer or others.

5.Scope of Disclosure Restrictions.

Nothing in this Agreement prohibits you from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings. You are not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information you obtained through a communication that was subject to the attorney-client privilege. Further, notwithstanding your confidentiality and nondisclosure obligations, you are hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

6.United States Government Obligations.

You acknowledge that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. You agree to be bound by all such obligations and restrictions which are made known to you and to discharge the obligations of the Company under such agreements.

7.Miscellaneous.

(a)Equitable Remedies. You acknowledge that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company, and you consider them to be reasonable for such purpose. You agree that any breach or threatened breach of this Agreement is likely to cause the Company substantial and irrevocable damage that is difficult to measure. Therefore, in the event of any such breach or threatened breach, you agree that the Company, in addition to such other remedies that may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach without posting a bond and the right to specific performance of the provisions of this Agreement and you hereby waive the adequacy of a remedy at law as a defense to such relief.

(b)Disclosure of this Agreement. You hereby authorize the Company to notify others, including customers of the Company and any of your future employers or prospective business associates, of the terms and existence of this Agreement and your continuing obligations to the Company hereunder.

(c)Not Employment Contract. You acknowledge that this Agreement does not constitute a contract of employment, does not imply that the Company will continue your employment for any period of time and does not change the at-will nature of your employment.

(d)Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that your obligations are personal and shall not be assigned by you. You expressly consent to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to whose employ you may be transferred without the necessity that this Agreement be re-signed at the time of such transfer.

(e)Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(f)Waivers. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(g)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of law provisions thereof). Any action, suit, or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the Commonwealth of Massachusetts (or, if appropriate, a federal court located within the Commonwealth of Massachusetts), and the Company and you each consent to the jurisdiction of such a court.

(h)Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, between you and the Company relating to the subject matter of this Agreement (including without limitation your employee confidential information and invention agreement with the Company dated on or about May 15, 2022). This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by you and the Company. You agree that any change or changes in your duties, authority, title, reporting relationship, territory, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(i)Interpretation. References to “including” or similar forms are to be read as “including, without limitation” or similar forms other than where the meaning would not make sense.

(j)Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

[Remainder of Page Intentionally Left Blank]

YOU ACKNOWLEDGE THAT YOU HAVE CAREFULLY READ THIS AGREEMENT AND UNDERSTAND AND AGREE TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

ONESPAN NORTH AMERICA, INC.

Date: August 19, 2022	By:	/s/ Tom Aurelio
Chief People Officer

LARA MATAAC

Date: August 19, 2022	/s/ Lara Mataac

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Non-Competition and Non-Solicitation Agreement (the “Agreement”) is made by and between OneSpan North America, Inc, a Delaware corporation (hereinafter referred to collectively with its parent and subsidiaries as the “Company”), and the undersigned employee (“you”).

For good consideration, including your employment by the Company and, with respect to the non-competition restrictions, the additional consideration set forth in Section 1(d), the Company and you agree as follows:

1.Non-Competition.

(a)During the Restricted Period (as defined below), you will not, in the Applicable Territory (as defined below), directly or indirectly, whether as an owner, partner, officer, director, employee, consultant, investor, lender or otherwise engage or assist others in engaging in any business or enterprise that is competitive with the Company’s business (consisting, as of the date of this Agreement, of the digital agreements and security solutions business and other businesses as described in the Company’s most recently filed reports with the United States Securities and Exchange Commission), including any business or enterprise that researches, develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service researched, developed, manufactured, marketed, licensed, sold or provided, or planned to be researched, developed, manufactured, marketed, licensed, sold or provided by the Company (a “Competitive Company”), if you would be performing job duties or services for the Competitive Company that are of a similar type that you performed for the Company at any time during the last two years of your employment. Notwithstanding the foregoing, you may be the passive holder of less than 2% of the outstanding stock of a publicly-held company. As a senior executive for the Company, you acknowledge and agree that, in the performance of your duties for the Company (including, assisting the Company with its overall business strategy), you are or will be involved in all aspects of the Company’s business and operations. Accordingly, you acknowledge and agree that undertaking any leadership role in a Competitive Company would constitute performing job duties or services of a similar type that you performed for the Company and its affiliates.

(b)Certain Definitions. Solely for purposes of this Section 1:

i.the “Restricted Period” shall include the duration of your employment with the Company and the 12-month period thereafter; provided, however, that the Restricted Period shall automatically be extended to two years following the cessation of your employment if you breach a fiduciary duty to the Company or you unlawfully take, physically or electronically, any property belonging to the Company. Notwithstanding the foregoing, the Restricted Period shall end immediately upon your last day of employment with the Company if: (x) the Company terminates your employment other than for Cause (as defined below); or (y) the Company notifies you in writing that it is waiving the post-employment restrictions set forth in this Section 1 (such notice to be provided no later than your last day of employment or by the seventh business day following your notice of resignation, if later).

ii. “Applicable Territory” shall mean the geographic areas in which you provided services or had a material presence or influence at any time during your last two years of employment. As a senior leader for the Company, you acknowledge that your duties and responsibilities require you to have a material presence and/or influence anywhere that the Company does business.

iii.“Cause” shall mean any of (a) your conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude, or any felony; or (b) a good faith finding by the Company in its sole discretion that you have (i) engaged in dishonesty, misconduct or gross negligence; (ii) committed an act that injures or would reasonably be expected to injure the reputation, business or business relationships of the Company; (iii) breached the terms of this Agreement or any other restrictive covenant or confidentiality agreement with or policy of the Company; (iv) failed or refused to comply with any of the Company’s policies or procedures and such failure or refusal continues after you have received written notice by the Company that specifies such failure or refusal and a period of 10 days in which to cure such failure or refusal (but only to the extent such failure or refusal is capable of being cured); or (v) failed to perform your duties and/or responsibilities to the Company’s satisfaction.

(c)Rules of Professional Conduct. Nothing in this Agreement shall be deemed to limit or waive your professional duties and responsibilities under the Massachusetts Rules of Professional Conduct for Lawyers, including those arising from your service as a lawyer for the Company, its subsidiaries and affiliates and including duties and responsibilities relating to maintaining client confidences, limitations on the use of client information, and prohibitions on conflicts of interest.  Nothing in this Agreement is intended to be or shall serve as a restriction in violation of such Rules of Professional Conduct relating to your right to practice.

(d)Additional Consideration for Non-Competition Restrictions. In exchange for your compliance with the restrictions set forth in this Section 1, the Company will award you the Time-Based Grant (as defined in the Employment Agreement between you and the Company dated on or about the date hereof). You understand and agree that the foregoing consideration has been mutually agreed upon by the Company and you, is fair and reasonable, and is sufficient consideration in exchange for the restrictions set forth in this Section 1.

2.	Non-Solicitation.

(a)While you are employed by the Company and for a period of 12 months after the termination or cessation of such employment for any reason, you will not directly or indirectly:

(i)Either alone or in association with others, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the actual or prospective clients, customers, accounts or business partners of the Company that were contacted, solicited, or served by the Company during your employment with the Company; or

(ii)Either alone or in association with others (I) solicit, induce or attempt to induce, any employee or independent contractor of the Company to terminate such individual’s employment or other engagement with the Company, or (II) hire or recruit, or attempt to hire or recruit, or engage or attempt to engage as an independent contractor, any person who was employed or otherwise engaged by the Company at any time during the term of your employment with the Company; provided, that this clause (II) shall not apply to the recruitment or hiring or other engagement of any individual whose employment or other engagement with the Company ended at least six months before the recruitment, hiring, or other engagement.

(b)If you violate the provisions of any of the preceding paragraphs of this Section 2, you shall continue to be bound by the restrictions set forth in such paragraph until a period of 12 months has expired without any violation of such provisions. Further, the 12 month post-employment restrictions set forth in this Section 2 shall be extended to two years if you breach a fiduciary duty to the Company or you unlawfully take, physically or electronically, any property belonging to the Company.

3.

Notice of New Business Activities. You agree that during any period of time when you are subject to restrictions pursuant to Section 1 or Section 2, you will notify any prospective employer or business associate of the terms and existence of this Agreement and your continuing obligations to the Company hereunder. You also agree to provide the Company with other pertinent information concerning such business activity as the Company may reasonably request to determine your continued compliance with your obligations under this Agreement. You hereby authorize the Company to notify others, including customers of the Company and any of your future employers or prospective business associates, of the terms and existence of this Agreement and your continuing obligations to the Company hereunder.

4.	Miscellaneous.

(a)Equitable Remedies. You acknowledge that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company, and you consider them to be reasonable for such purpose. You agree that any breach or threatened breach of this Agreement is likely to cause the Company substantial and irrevocable damage that is difficult to measure. Therefore, in the event of any such breach or threatened breach, you agree that the Company, in addition to such other remedies that may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach without posting a bond and the right to specific performance of the provisions of this Agreement and you hereby waive the adequacy of a remedy at law as a defense to such relief. Additionally, you acknowledge and agree that, while any non-solicitation obligations you may have are essential to the protection of the Company’s legitimate business interests, such interests cannot be adequately protected without the non-competition obligations set forth in Section 1.

(b)Obligations to Third Parties. You represent that, except as you have disclosed in writing to the Company, you are not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of your employment with the Company, to refrain from competing, directly or indirectly, with the business of such previous employer or any other party, or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. You further represent that your performance of all the terms of this Agreement and the performance of your duties as an employee of the Company does not and will not conflict with or breach any agreement with any prior employer or other party (including any nondisclosure or non-competition agreement), and that you will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

(c)Not Employment Contract. You acknowledge that this Agreement does not constitute a contract of employment, does not imply that the Company will continue your employment for any period of time, and does not change the at-will nature of your employment.

(d)Acknowledgments; Waiver. You acknowledge that you have the right to consult with counsel prior to signing this Agreement. You further acknowledge that you were provided this Agreement and given at least ten business days prior to the commencement of your employment to consider whether to enter into this Agreement and that the Agreement is supported by fair and reasonable consideration independent from your employment. You hereby waive any obligation on the part of the Company to provide you with a copy of this agreement on the date of the Company’s initial offer of employment to you.

(e)Successors and Assigns. Your obligations under this Agreement are personal and shall not be assigned by you. This Agreement shall, however, be binding upon and inure to the benefit of the Company and its successors and assigns, including any corporation or entity with which or into which the Company may be merged or that may succeed to all or substantially all of its assets or business. You expressly consent to be bound by the provisions of this Agreement for the benefit of any successor or assign of the Company without the necessity that this Agreement be re-signed, in which event “Company” shall be interpreted to include any successor or assign of the Company.

(f)Interpretation. If any restriction or definition set forth in Section 1 or Section 2 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of conduct, activities, or geographic area, it shall be interpreted to extend only over the maximum period of time, range of conduct, activities or geographic area as to which it may be enforceable. References to “including” or similar forms are to be read as “including, without limitation” or similar forms other than where the meaning would not make sense.

(g)Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(h)Waivers. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

(i)Tax Withholding; Section 409A. Any compensatory payments under or referred to in this Agreement will be subject to all required tax and other withholdings. This Agreement is intended to comply with or be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and the Agreement will, to the extent practicable, be construed in accordance therewith. Terms defined in this Agreement will have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A and a termination of employment will mean a “separation from service” as defined in Section 409A. For purposes of this Agreement, each amount to be paid or benefit to be provided as a series of installment payments will be construed as a separate identified payment for purposes of Section 409A. If and to the extent any portion of any payment, compensation or other benefit provided to you in connection with your separation from service (as defined in Section 409A) is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination you hereby agree that you are bound, such portion of the payment, compensation or other benefit will not be paid before the earlier of (i) the day that is six months plus one day after the date of separation from service (as determined under Section 409A) or (ii) as soon as practicable after the date of your death (as applicable, the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to you during the period between the date of separation from service and the New Payment Date will be paid to you in a lump sum in the first payroll period beginning after such New Payment Date (or, with respect to payment after death, as soon as reasonably practicable and within the time limits permitted by Section 409A), and any remaining payments will be paid on their original schedule. In any event, the Company makes no representations or warranty and will have no liability to you or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.

(j)Governing Law and Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of law provisions thereof). Any action, suit, or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court in Suffolk County, Massachusetts (or, if appropriate, a federal court located within Massachusetts), and the Company and you each consent to the jurisdiction of such courts. The Company and you each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

(k)Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, between you and the Company relating to the subject matter of this Agreement. This Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by you and the Company. You agree that any change or changes in your duties, authority, title, reporting relationship, territory, salary or compensation after the signing of this Agreement shall not affect the validity or scope of this Agreement.

(l)Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

YOU ACKNOWLEDGE THAT YOU HAVE CAREFULLY READ THIS AGREEMENT AND UNDERSTAND AND AGREE TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

EMPLOYEE
Date: August 19, 2022	/s/ Lara Mataac
Name: Lara Mataac

ONESPAN NORTH AMERICA, INC.

Date: August 19, 2022	By:	/s/ Tom Aurelio
	Name:	Tom Aurelio
	Title:	Chief People Officer